LASSO Communications Inc.
1881 Yonge Street Toronto Ontario  M4S 3C4
Tel.  416.486.7746  Fax  416.486.8240



June 15, 1999



Mr. James Hines
President
Infocast
1 Richmond Street
Suite 902
Toronto, Ontario
M5H 3W4

Dear Mr. Hines:

This letter will confirm your advice on behalf of Infocast Corporation ("Infocast") to Lasso Communications Inc. ("Lasso") that Infocast has secured the rights as a Value Added Reseller of ITC Learning Corporation to offer for sale in Canada licenses to use the electronic format of the ITC Learning courseware curriculum ("ITC Libraries") for delivery over the Interenet, Intranets or other networks. This letter will also confirm that Infocast has agreed to sell to Lasso licenses to use such ITC Libraries in association with Lasso's Long Distance Learning systems and related projects, at Infocast's best customer pricing, which in any event shall be no less than 40% off Infocast's list prices.

We will work our purchase order arrangements with your sales staff. Please provide us with a copy of the ITC Libraries end-user license so that we can ensure that we will be in compliance as we go forward with incorporating the ITC Libraries into our projects.

Please confirm the above terms by signing and returning the duplicate copy of this letter.

Best regards,

/s/ Tony Russell
Tony Russell
C.O.O.
Grey Interactive/Lasso Communications



Infocast Corporation

Per: /s/ James Hines
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